EXHIBIT 10.11

CONSULTING AGREEMENT

AuraSense Therapeutics, LLC

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of the first day of October, 2011, by and between AuraSense Therapeutics, LLC, a Delaware Limited Liability Company (the “Company”), located at 1801 Maple Avenue, Suite 4301, Evanston, IL 60201, and Chad A. Mirkin, Ph.D. (“Consultant”), an individual residing at                     .

WHEREAS, the Company desires to retain Consultant upon and subject to the terms and conditions set forth in this Agreement, and Consultant desires to render consulting services to the Company on such terms and conditions;

THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

1. Consulting Relationship. The Company hereby engages Consultant to render services to the Company and Consultant hereby accepts such engagement on the terms and conditions set forth herein during the Term (as defined in Section 2 below). Notwithstanding any provision hereof, for all purposes of this Agreement, the Consultant shall be deemed to be an independent contractor, and not an employee, of, the Company. The Consultant’s duties and services shall consist of providing scientific advice and counseling to the Company regarding technological developments and initiatives in the field of Therapeutic Applications of Spherical Nucleic Acid Nano-Structures (the “Business”), advice to the Company about technical priorities for the Business and the pursuit, negotiation and execution of development partnerships relating to the Business, as well as other activities as may reasonably be requested by the Company. The Consultant will make himself generally available by telephone, electronic mail, and written correspondence with Company personnel to answer questions and address issues related to his duties. It is anticipated that some of the Consultant’s duties will be most appropriate to undertake in person.

2. Term. The term of Consultant’s engagement hereunder commences on the date of this Agreement and shall continue for an initial period of ten (10) years (the “Initial Term”), and shall automatically renew for successive one-year periods (each, a “Renewal Period”), unless either party gives the other party written notice of the non-renewal of such engagement at least sixty (60) days prior to the end of the Initial Term or the then-current Renewal Period, as the case may be, unless terminated earlier under Section 12 below (the “Term”).

3. Other Consulting or Advisory Relationships. The Company and Consultant each acknowledge that during the Term, all arrangements, agreements or policies by which Consultant may from time to time provide consulting or advisory services to any other organization which employs Consultant as a consultant, employee, advisor or principal (“Consultant’s Employer”) shall be described with sufficient particularity in Attachment I (“Employer’s Policies”), attached hereto and incorporated herein by reference. The parties hereby acknowledge and agree that Consultant’s performance under this Agreement is subject to his compliance with Employer’s Policies. The Consultant represents and warrants that to the best of his knowledge, he is in compliance with the Employer’s Policies, and to his knowledge, except as may be described in Attachment II, none of the activities or services for the Company currently contemplated would cause Consultant to be in violation or breach of Employer’s Policies, including, but not limited to, any Employer Policies as to rights to inventions while engaged in the planning or implementation of any project, program, product or service offering of the Company as contemplated by Sections 10 and 11 below.

4. Non-Competition. The Consultant agrees that during the Term, and for one (1) year thereafter, the Consultant will not, without the Company’s express written consent, except as permitted by this Section 4, engage in any activity (whether as a principal, employee, consultant, advisor or otherwise) that is substantially competitive with the Business; i.e., specifically, Consultant will not engage during such period in a business that deals with the development of therapeutics that utilize Spherical Nucleic Acid constructs. Notwithstanding the foregoing, this non-competition covenant shall not be deemed to have been breached if the specific conduct in which the Consultant desires to engage and all reasonably relevant facts were fully disclosed to the Board of the Company by Consultant in writing, and within thirty (30) days after such written notice the Company has consented to such activities. During such 30-day period the Company and Consultant will engage in good faith discussions to resolve any disagreement regarding any such proposed activities which the Company has a reasonable basis for considering to be potentially in violation of this Section 4. In addition, the Company recognizes that the Consultant may currently have certain agreements, functions or employment and perform consulting services for others as described in Attachment I referenced above. The Consultant shall be permitted to terminate this Agreement at any time if he provides documentation reasonably satisfactory to the Company that subsequent to the date of this Agreement Consultant’s Employer has modified, altered or expanded its Employer Policies to which Consultant is bound as a condition of his employment in such a manner as to present an irreconcilable conflict with the services the Consultant has agreed to perform for the Company.

5. Non-Solicitation. The Consultant agrees that, during the Term and for a period of one (1) year thereafter, the Consultant will not encourage or solicit, directly or indirectly, any employee or consultant of the Company to terminate his or her employment or consultancy with the Company for any reason, unless expressly requested to do so by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Consultant from providing a letter of recommendation to an employee with respect to a future employment opportunity.

6. Compensation. As compensation for the services rendered by Consultant hereunder during the Term, the Company agrees to pay Consultant fees of an initial annual compensation amount of $100,000. Such fees shall be paid monthly or with such other frequency as may be agreed upon by the Company and Consultant. The initial annual compensation amount shall be subject to annual review and adjustment by the Company to reflect changes in market conditions (taking into consideration the demands imposed on Consultant by the Company; equity and other forms of compensation and benefits; and such other factors as the Board of Managers of the Company, in consultation with any relevant consultants it may retain for such purposes, elect to consider after discussion with the Consultant); provided, however, that no such annual adjustment shall reduce the annual compensation amount below $100,000. The first such annual review shall commence in January 2012. Each subsequent review shall commence in January of the applicable year with retroactive effect as of January 1 of that year.

7. Expenses. The Company will pay or reimburse Consultant for all reasonable and necessary out-of-pocket expenses incurred in the performance of services under this Agreement and pre-approved by the Company, in accordance with the Company’s business expense reimbursement policy and subject to the presentment of appropriate documentation in accordance with the Company’s normal polices for expense verification.

8. Confidential Information. During the Term and for a five (5)-year period following any termination of this Agreement, the Consultant shall hold in strictest confidence and not use except for the Company’s benefit, and will not disclose to any person, firm or corporation without the Company’s written authorization, any of the Company’s Confidential Information. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, client lists and clients (including, but not limited to, clients of the Company with whom Consultant became acquainted during the Term), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed or made available to Consultant by the Company either directly or indirectly, orally or in writing. The Consultant acknowledges that this information constitutes a unique and valuable asset of the Company and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would cause irreparable harm to the Company.

Notwithstanding the foregoing, Confidential Information shall not include any of the information or materials described above which:

a.	at the time of disclosure to the Consultant, or thereafter became (prior to its publication, divulgence or use) through no fault of the Consultant, a part of the public domain by publication or otherwise; or

b.	the Consultant can demonstrate by written evidence was already properly and lawfully in their possession at the time it was received from Company; or

c.	was lawfully received by the Consultant from a third party who was under no obligation of confidentiality with respect thereto; or

d.	is required by law or judicial process (including patent applications) to be disclosed; or

e.	is independently developed by the Consultant without reference to Company’s Confidential Information.

9. Return of Company Property. Upon termination of Consultant’s engagement with the Company for any reason, Consultant shall (a) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or affiliates; (b) immediately destroy, delete, or return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Consultant’s possession or control (including any of the foregoing stored or located in Consultant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its affiliates, except that Consultant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (c) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Consultant is or becomes aware.

10. Ventures. Subject to compliance with Section 3 above, if, during the Term, the Consultant is engaged in or associated with the planning or implementing of any project, program, product or service offering or venture involving the Company on behalf of the Company, all rights in such project, program, product or service offering or venture shall belong to the Company, unless otherwise agreed in writing.

11. Inventions. Subject to compliance with Section 3 above, the Consultant agrees that all inventions and copyrighted materials of the Company for which the Consultant provides input and assistance in his capacity as a Consultant to the Company or that result from Confidential Information shall be the exclusive property of the Company, unless otherwise agreed in writing. Whenever requested to do so by the Company, the Consultant will execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect the Company’s interest therein at the Company’s expense. The Consultant agrees that he will not utilize the intellectual property, resources, assets, time, or personnel of any third party, including entities which may otherwise employ or have consulting agreements with the Consultant, in connection with performing the services hereunder or assisting with the creation of Company inventions.

12. Termination.

a.	The Term of Consultant’s engagement hereunder shall terminate upon the first to occur of the following events: (i) the mutual agreement of the Company and the Consultant to so terminate this Agreement; (ii) the death or permanent disability (as defined below) of the Consultant; (iii) the Company’s election to terminate the Term and the Consultant’s engagement hereunder “for cause” (as defined below); or (iv) as a result of the non-renewal of this Agreement by either party after the Initial Term or the then-current Renewal Period, as the case may be, of the engagement in accordance with Section 2 above.

b.	The term “permanent disability” shall mean a disability of the Consultant that prevents the Consultant from fully performing his duties hereunder and continues for ninety (90) days or more in any one hundred twenty (120) day period.

c.	The term “for cause” shall mean any one or more of the following:

(i)	conviction of, plea of nolo contendere by, or plea or settlement agreement by Consultant for theft, embezzlement, fraud, misappropriation of funds, or other act of dishonesty, or the violation of any other law or ethical rule related to the Consultant’s engagement with the Company;

(ii)	the conviction of the Consultant of a felony or a crime involving moral turpitude by the Consultant;

(iii)	the impending bona fide threat upon the Company of any criminal liability caused by the action or inaction of the Consultant; or

(iv)	the Consultant’s material breach of the covenants set forth in Sections 4, 5 or 8 of this Agreement.

d.	Notwithstanding any termination of this Agreement, the Consultant, in consideration of his services hereunder to the date of such termination, shall remain bound by the provisions of Sections 4, 5, 8, 10 and 11 which relate to periods, activities or obligations upon or subsequent to the termination of this Agreement.

13. Miscellaneous.

a.	Injunctive Relief. Consultant acknowledges and agrees that any violation or breach of this Agreement would cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.

b.	Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

c.	Severability. If one or more of the provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect provided they do not materially alter the substantive business terms of the Agreement.

d.	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.

e.	Assignment. The Consultant may not assign this Agreement, in whole or in part, without the Company’s prior written consent.

f.	Entire Agreement. This Agreement, together with the Attachments referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof, and there are no other agreements or understandings, either written or oral, with respect thereto.

g.	Enforceability. The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures to this Consulting Agreement effective as of the date first shown above.

Company		Consultant

AuraSense Therapeutics, LLC		Chad A. Mirkin, Ph.D.

By	/s/ C. Shad Thaxton	/s/ Chad A. Mirkin, Ph.D.
Its	VP/Board Member	Signature
Date	12/07/2011	12/07/2011
Date

Attachment I

Employer’s Policies

Attachment II

Conflicts with Employer’s Policies